Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS RESULTS FOR THIRD QUARTER FISCAL 2012

AND INCREASES FULL-YEAR EARNINGS GUIDANCE

Comparable Store Traffic, Restaurant and Retail Sales Positive in Quarter

Adjusted Earnings Per Diluted Share Increased 48.3% Compared with Prior Year Quarter

LEBANON, Tenn. – May 22, 2012 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported financial results for the third quarter of fiscal 2012 ended April 27, 2012, and increased its full-year earnings guidance.

Third-Quarter Fiscal 2012 Highlights

•

Adjusted earnings per diluted share, which excludes severance and other charges relating to recent organization changes, of $0.86 were 48.3% above prior year quarter (see non-GAAP reconciliation below). On a GAAP basis, earnings per diluted share were $0.81 compared with $0.64 in the prior year quarter.

•

Comparable store restaurant and retail sales increased by 3.1% and 0.3%, respectively, over the prior year quarter. Total revenue was $608.5 million, an increase of 4.5% compared with the prior year quarter.

•	Second consecutive quarter of positive traffic and outperformance of Knapp-TrackTM industry benchmark.
•

Adjusted operating income margin was 6.7% of total revenue compared with 5.0% in the prior year quarter. On a GAAP basis, operating income margin was 6.4% of total revenue, compared with 5.4% in the prior year quarter.

Third Quarter Fiscal 2012 Results

Revenue

The Company reported total revenue of $608.5 million for the third quarter of fiscal 2012 representing an increase of 4.5% over the third quarter of fiscal 2011. Comparable store restaurant sales increased 3.1%, including a 2.5% increase in average check. The average menu price increase for the quarter was approximately 2.4%. Comparable store retail sales were up 0.3% for the quarter. During the quarter, the Company opened five new Cracker Barrel stores, and has opened two additional stores since the end of the quarter, for a total of 12 new store openings year-to-date.

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

Comparable store restaurant and retail sales for the fiscal months of February, March and April were as follows:

	xxxxxxxxxxxx	xxxxxxxxxxxx	xxxxxxxxxxxx	xxxxxxxxxxxx
	February	March	April	Third Quarter
Comparable restaurant traffic	2.8%	-0.7%	-0.1%	0.6%
Average check	2.7%	2.9%	2.0%	2.5%
Comparable restaurant sales	5.5%	2.2%	1.9%	3.1%
Comparable retail sales	3.2%	1.0%	-2.1%	0.3%

Operating Income

In the third quarter of fiscal 2012, adjusted operating income was $40.8 million, or 6.7% of total revenue, compared with adjusted operating income of $29.2 million, or 5.0% of total revenue, in the third quarter of fiscal 2011. On a GAAP basis, which includes severance and other charges related to the Company’s recently announced organizational restructuring, operating income was $39.1 million, or 6.4% of total revenue. The increase in adjusted operating income was primarily the result of lower hourly labor, advertising, and employee benefits expenses as a percentage of sales, partially offset by higher cost of goods sold. Adjusted general and administrative expenses were lower at 5.4% of total revenue in the third quarter of fiscal 2012 compared with 5.8% in the prior year quarter. On a GAAP basis, general and administrative expenses were 5.7% of total revenue in the third quarter of fiscal 2012.

“Driven by our strong sales, traffic and margin performance, our financial results, including our significantly increased operating margin, for the third quarter exceeded our expectations,” said Sandra B. Cochran, President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. “Comparable store traffic and sales outperformed the Knapp-Track™ Index for the quarter, and we are pleased to report positive traffic for the second consecutive quarter. The plan we laid out in September of last year continues to generate the steady improvements in both revenue and profitability that we expected. We continued to control our expenses and realize the expected benefits from our cost reduction initiatives. Our diluted earnings per share, adjusted for this year’s reorganization charges and last year’s gain on a property sale, grew by almost 50% in the quarter. These positive trends, along with strong cash flow generation, gave the Board confidence to return more cash to our shareholders with the previously-announced 60% increase in the quarterly dividend.”

Year-to-date Fiscal 2012 Results

Year-to-date through the end of the third quarter, total revenue was $1.9 billion, an increase of 3.2% compared with the first nine months of fiscal 2011. Comparable store restaurant sales increased 1.7%, including a 2.4% higher check, and comparable store retail sales increased 1.1%.

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

Year-to-date, the Company reported adjusted net income of $73.2 million or $3.14 per diluted share, compared with adjusted net income of $66.3 million, or $2.79 per diluted share in the prior year period. On a GAAP basis, year-to-date net income was $68.4 million or $2.93 per diluted share. Year-to-date net cash flow provided by operating activities increased to $141.9 million, compared with $89.2 million in the prior year period primarily as a result of timing differences in accounts payable and estimated income taxes, and changes in other assets and liabilities. In addition, the Company repurchased 220,400 shares during the third quarter of fiscal 2012.

A reconciliation of the Company’s financial results determined in accordance with GAAP to certain non-GAAP financial measures used in this release has been provided in the financial statement tables included in this release to supplement its unaudited financial statements presented on a GAAP basis.

Fiscal 2012 Outlook Update

The Company commented that its financial outlook for future periods reflects many assumptions, the accuracy of which is not yet known. Based upon year-to-date financial performance, recent trends and current estimates, the Company raised its full-year earnings guidance for fiscal 2012. The Company expects total revenue for fiscal 2012 of between $2.55 billion and $2.6 billion, reflecting anticipated increases in comparable store restaurant and retail sales in a range of 1.5% and 2.0%, and the opening of 13 new Cracker Barrel stores in the current fiscal year. The Company now expects to report adjusted earnings per diluted share for the fiscal year of between $4.35 and $4.45, excluding proxy contest and severance expenses totaling $0.21 per diluted share. On a GAAP basis, the Company expects to report earnings per diluted share for the fiscal year of between $4.14 and $4.24. The Company reminds investors that its 2012 fiscal year is a 53-week year and that the impact of the 53rd week, which is included in its guidance, is expected to be additional revenue of approximately $50 million and approximately $0.25 of additional earnings per diluted share.

Food commodity costs for the current fiscal year are expected to increase 5.0% to 5.5% from the prior year, and adjusted operating income margins are expected to range between 7.4% and 7.6% of total revenues. The Company expects depreciation expense of between $64 million and $66 million; net interest expense of approximately $45 million; an effective tax rate of between 29% and 30%; and capital expenditures of between $85 million and $90 million.

In order to provide additional visibility into its expectations for future performance, the Company provided a preliminary earnings estimate for its 2013 fiscal year. Based upon its current outlook for comparable store sales, new store openings, commodity cost increases, and the impact of its cost savings initiatives, the Company expects to generate earnings per diluted share of between $4.50 and $4.70. After adjustments for proxy contest expenses, severance charges, and the impact of the 53rd week on the current year’s results, this represents a year-over-year percentage increase in the high single digits.

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

Commenting on the outlook, Ms. Cochran said, “We are pleased with the progress we have made over the last three quarters and the momentum leading us into our final fiscal quarter. In April, we outlined our longer term, three-pronged strategy for growth and increasing shareholder return—enhancing the core business, expanding the store footprint and extending the Cracker Barrel brand. In the near term, we will continue to focus on enhancing the core business through our six business initiatives to drive restaurant traffic, grow retail sales and control costs. We remain encouraged by our results and look to build on our successes in the fourth quarter and into the next fiscal year.”

Fiscal 2012 Third-Quarter Conference Call

As previously announced, the live broadcast of today’s quarterly conference call will be available to the public on-line in the News and Events section on the Company’s website at investor.crackerbarrel.com today beginning at 11:00 a.m. (Eastern Time). The on-line replay will be available at 2:00 p.m. (Eastern Time) and continue through June 5, 2012.

The Company plans to announce its fiscal 2012 fourth-quarter earnings and comparable restaurant and retail sales on Tuesday, September 18, 2012.

About Cracker Barrel

Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as the Company’s signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 615 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m.—11 p.m. For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, and discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to successfully implement or sustain plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; our ability to successfully implement plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America; and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Third Quarter Ended			Nine Months Ended
	4/27/12	4/29/11	Percentage Change	4/27/12	4/29/11	Percentage Change
Total revenue	$608,514	$582,525	5%	$1,880,185	$1,821,493	3%
Cost of goods sold	189,615	179,774	5	611,313	578,917	6

Gross profit	418,899	402,751	4	1,268,872	1,242,576	2
Labor and other related expenses	235,275	227,437	3	691,176	675,223	2
Other store operating expenses	109,947	112,112	(2)	338,127	336,235	1

Store operating income	73,677	63,202	17	239,569	231,118	4
General and administrative expenses	34,569	33,955	2	108,500	103,899	4
Impairment and store dispositions, net	—	(1,958)	(100)	—	(1,874)	(100)

Operating income	39,108	31,205	25	131,069	129,093	2
Interest expense	11,173	11,619	(4)	33,333	35,163	(5)

Pretax income	27,935	19,586	43	97,736	93,930	4
Provision for income taxes	8,961	4,432	102	29,351	26,265	12

Net income	$18,974	$15,154	25	$68,385	$67,665	1

Earnings per share – Basic:	$0.82	$0.66	24	$2.97	$2.94	1

Earnings per share – Diluted:	$0.81	$0.64	27	$2.93	$2.85	3

Weighted average shares:
Basic	23,132,730	23,048,279	0	22,990,544	23,039,388	(0)
Diluted	23,535,765	23,602,333	(0)	23,329,230	23,705,155	(2)
Ratio Analysis
Total revenue:
Restaurant	82.2%	81.8%		79.0%	78.9%
Retail	17.8	18.2		21.0	21.1

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.2	30.9		32.5	31.8

Gross profit	68.8	69.1		67.5	68.2
Labor and other related expenses	38.6	39.0		36.8	37.1
Other store operating expenses	18.1	19.3		18.0	18.4

Store operating income	12.1	10.8		12.7	12.7
General and administrative expenses	5.7	5.8		5.7	5.7
Impairment and store dispositions, net	0.0	(0.4)		0.0	(0.1)

Operating income	6.4	5.4		7.0	7.1
Interest expense	1.8	2.0		1.8	1.9

Pretax income	4.6	3.4		5.2	5.2
Provision for income taxes	1.5	0.8		1.6	1.5

Net income	3.1%	2.6%		3.6%	3.7%

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited and in thousands, except share amounts)

	4/27/12	7/29/11
Assets
Cash and cash equivalents	$127,320	$52,274
Inventory	131,004	141,547
Other current assets	49,658	52,094
Property and equipment, net	1,016,469	1,009,164
Other long-lived assets	56,301	55,805

Total assets	$1,380,752	$1,310,884

Liabilities and Shareholders’ Equity
Accounts payable	$87,656	$99,679
Current maturities	14,178	123
Other current liabilities	194,382	167,301
Long-term debt	536,001	550,143
Other long-term obligations	212,284	225,604
Shareholders’ equity	336,251	268,034

Total liabilities and shareholders’ equity	$1,380,752	$1,310,884

Common shares outstanding	23,225,767	22,840,974

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Nine Months Ended
	4/27/12	4/29/11
Cash flows from operating activities:
Net income	$68,385	$67,665
Depreciation and amortization	47,742	46,537
Loss on disposition of property and equipment	1,832	(2,062)
Impairment	0	2,175
Share-based compensation, net of excess tax benefit	7,509	4,997
Decrease in inventories	10,543	12,084
(Decrease) in accounts payable	(12,023)	(33,964)
Net changes in other assets and liabilities	17,897	(8,254)

Net cash provided by operating activities	141,885	89,178

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(56,766)	(59,284)
Proceeds from sale of property and equipment	491	8,124

Net cash used in investing activities	(56,275)	(51,160)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(104)	(5,233)
Proceeds from exercise of share-based compensation awards	16,729	20,107
Excess tax benefit from share-based compensation	1,921	2,338
Purchase and retirement of common stock	(12,279)	(25,644)
Deferred financing costs	(263)	0
Dividends on common stock	(16,568)	(14,800)

Net cash used in financing activities	(10,564)	(23,232)

Net increase in cash and cash equivalents	75,046	14,786
Cash and cash equivalents, beginning of period	52,274	47,700

Cash and cash equivalents, end of period	$127,320	$62,486

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	4/27/12	4/29/11	4/27/12	4/29/11
Units in operation:
Open at beginning of period	608	597	603	593
Opened during period	5	4	10	8

Open at end of period	613	601	613	601

Total revenue: (In thousands)
Restaurant	$500,025	$476,361	$1,485,065	$1,436,790
Retail	108,489	106,164	395,120	384,703

Total revenue	$608,514	$582,525	$1,880,185	$1,821,493

Cost of goods sold: (In thousands)
Restaurant	$135,301	$127,975	$401,453	$377,557
Retail	54,314	51,799	209,860	201,360

Total cost of goods sold	$189,615	$179,774	$611,313	$578,917

Average unit volume: (In thousands)
Restaurant	$817.9	$794.9	$2,443.4	$2,407.1
Retail	177.4	177.2	650.1	644.5

Total	$995.3	$972.1	$3,093.5	$3,051.6

Operating weeks:	7,948	7,790	23,704	23,279

	Q3 2012 vs. Q3 2011	9 mo. 2012 vs. 9 mo. 2011
Comparable store sales period to period increase:
Restaurant	3.1%	1.7%
Retail	0.3%	1.1%
Number of locations in comparable store base	592	591

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Cracker Barrel Reports Results for Third Quarter of 2012

May 22, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP basis operating

results to adjusted non-GAAP operating results

(Unaudited and in thousands)

The Company makes reference in this release to “adjusted operating income,” “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted general and administrative expenses” before the impact of proxy contest expenses, severance and restructuring charges and the benefit of store dispositions net of an impairment. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for operating income, net income, or earnings per share or expense information prepared in accordance with GAAP.

	Third Quarter ended April 27, 2012			Third Quarter ended April 29, 2011
	As Reported	Adjustments (1)	As Adjusted	As Reported	Adjustments (2)	As Adjusted
Store operating income	$73,677	$—	$73,677	$63,202	$—	$63,202
General and administrative expenses	34,569	(1,660)	32,909	33,955		33,955
Impairment and store dispositions, net	—	—	—	(1,958)	1,958	—

Operating income	39,108	1,660	40,768	31,205	(1,958)	29,247
Interest expense	11,173	—	11,173	11,619	—	11,619

Pretax income	27,935	1,660	29,595	19,586	(1,958)	17,628
Provision for income taxes	8,961	532	9,493	4,432	(443)	3,989

Net income	$18,974	$1,128	$20,102	$15,154	$(1,515)	$13,639

Earning per share—Basic	$0.82	$0.05	$0.87	$0.66	$(0.07)	$0.59
Earning per share—Diluted	$0.81	$0.05	$0.86	$0.64	$(0.06)	$0.58

	Nine months ended April 27, 2012			Nine months ended April 29, 2011
	As Reported	Adjustments (1),(3)	As Adjusted	As Reported	Adjustments (2)	As Adjusted
Store operating income	$239,569	$—	$239,569	$231,118	$—	$231,118
General and administrative expenses	108,500	(6,863)	101,637	103,899		103,899
Impairment and store dispositions, net	—	—	—	(1,874)	1,874	—

Operating income	131,069	6,863	137,932	129,093	(1,874)	127,219
Interest expense	33,333	—	33,333	35,163	—	35,163

Pretax income	97,736	6,863	104,599	93,930	(1,874)	92,056
Provision for income taxes	29,351	2,061	31,412	26,265	(524)	25,741

Net income	$68,385	$4,802	$73,187	$67,665	$(1,350)	$66,315

Earning per share—Basic	$2.97	$0.21	$3.18	$2.94	$(0.06)	$2.88
Earning per share—Diluted	$2.93	$0.21	$3.14	$2.85	$(0.06)	$2.79

(1)	Severance, other charges and related tax effects related to operational restructuring.
(2)	Gain on sale of property net of an impairment and related tax effects.
(3)	Charges and tax effects of the proxy contest concluded at the Company's annual meeting of shareholders.

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